1 BY-LAWS August 11, 2016 the 1. 1.1 Tuesday . 1.2 , , Chairman of Directors (the “Whole Board”). 2. 2.1 Exhibit 3.2

2 (1) the of Directors this By-Law By-Laws By- Laws of Directors this By-Law By-Laws (2) (a) that

3 (b) of Directors of Directors this By-Law (c) (3) (a) (i) (ii)

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5 ) (iii) (b) (c) of Directors his or her (d)

6 of Directors 11 2.2 of Directors of Directors of Directors this By-Law this By-Law to the Board of Directors 3 11 of Directors 2.3 (1) By-Laws of Directors

7 of Directors of Directors paragraph (a) (b) paragraph paragraph paragraph (c) as to which the A B A B X either’s Y either’s either’s Z either’s i either’s ii either’s affiliate

8 of Directors (2) 1 2 By-Laws (3) Corporation’s (4) of Directors of Directors

9 X Y % of Directors of Directors of Directors shares of submitted to the Corporation. (5) An A pursuant to this Section 2.3 , , B By-Laws

10 paragraph - (3 year) (6) Corporation’s (a) (b) -year ) calendar ) (c) (d)

11 (i) (ii) (iii) of Directors (s) (iv) (s) of Directors (v) (vi) (e) such (f) (i)

12 (ii) of the Corporation of Directors of the Corporation) (1 2 By-Laws (7) of the Corporation (s) (8)

13 Corporation’s (a) of Directors (b) 11 (c) (d) of Directors paragraph (i) (ii) (e) (s) of Directors of Directors the Corporation’s

14 of the Corporation By-Laws (9) By-Laws By-Laws (10) , (a) of Directors Corporation’s of Directors,

15 who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision) or (b) of Directors By-Laws (c) (d) Y of Directors Z Z (e) (f) (g) of Directors

16 (h) By-Laws (i) paragraph ), clauses ( clause ( , 2.4 (1) of Directors. of the Corporation of Directors.

17 By-Laws Chairman (2) Securities and Exchange (3) By-Laws 3. of Directors (the “PaBCL 4. PaBCL

18 provides of Directors 5. Chairman 6. of Directors 7. . of Directors Chairman of Board, the Chief Executive Officer .

19 8. 1. shall be managed by the Board of Directors thirty-six Whole 2. 3. of Directors only 4.

20 of Directors 5. of Directors may of Directors establish. When a regular meeting falls on a business holiday, it shall be held on the preceding or next following business day, as the Chief Executive Officer shall select. 6. of Directors Chairman of Board, the Chief Executive Officer of Directors then in office. personally or in writing, or by telephone, the PaBCL. 7. of Directors. One or more directors may participate in a meeting of the Board of Directors, or in a meeting of a Committee of the Board of Directors by means of communication facilities enabling all persons participating in the meeting to hear each other. 8. . of Directors Chairman of Board, the Chief Executive Officer

21 9. 9. Action Without a Meeting. of Directors 10. 10.11.

22 Directors shall be compensated for their services and reimbursed for their meeting attendance expenses, of Directors 11.12. of the Corporation of the Corporation of the Corporation 12 12.13. (1) directors , this By-Law

23 this By- Law By- Laws (2) his or her of Directors clause (d) of 11 By-Laws of Directors of Directors Securities and Exchange of Directors his or her of Directors his or her of Directors his or her his or her of Directors this By-Law of Directors By-Laws of Directors By-Laws

24 (3) By-Laws 1. shall be Chief Executive Officer, a or more Vice Chairmen, one of Directors President Chairman Chief Executive Officer officers of the Corporation may also include a Chairman of the , if so designated by the Board of Directors. The Board of Directors from among the Chairman of the Board (if an officer), President, and Vice Chairmen, one of those officers to be the Chief Executive Officer. of Directors of Directors. Chief Executive Officer, his or her of Directors, and such appointments shall be reported to the Board of Directors 2. 2.1 . The Chief Executive Officer of the Corporation shall be ex officio a voting member of all standing Committees except the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. Subject to the direction of the Board of Directors, the Chief Executive Officer By-Laws of Directors Chief Executive Officer corporation. Chief Executive Officer, his or her of Directors. 2.2 Chairman of the Board, and Vice Chairman.

25 Chairman of the Board, the and the Vice Chairman Chief Executive Officer to them of Directors Chief Executive Officer 2.3 Vice Presidents Vice Presidents, and , if such are elected, of Directors Chief Executive Officer of Directors. By- Laws Vice President, Executive Vice President or a requires 2.4 for the funding of the Corporation and ; him or her of Directors Chief Executive Officer 2.5 : of Directors Committees Committee; minute books; have charge of the stock and transfer records of the Corporation; keep a record of all shareholders and give notices of all meetings of shareholders, special meetings of the Board of Directors and of its Committees; of Directors Chief Executive Officer 2.6 him or her of Directors by Chief Executive Officer

26 2.7 of Directors 2.8 assistant officer as shall be he or she the He or she of Directors Chief Executive Officer he or she to him or her 3. 3.4. of Directors of Directors 1. Standing standing of Directors Personnel and Compensation 1.1 chairman chairman of Directors

27 Corporation’s Chief Executive Officer chairman standing committee of Directors its chairman Chief Executive Officer. committee chairman, the Chief Officer committee chairman of Directors some other committee chairman committee of Directors law committee of Directors 1.2 of Directors the members of the Audit Committee . Securities and Exchange 1.3 of Directors 1.4 Personnel and Compensation of Directors Personnel and Compensation 1.5 of Directors three directors, including no more than one management director.

28 1.6 Chairmen Chairmen (1) standing of Directors. standing of Directors Personnel and Compensation permitted (2) Personnel and Compensation of Directors he or she his or her (3) chairman (3)(4) chairman standing of Directors chairman chairman the standing chairman chairman 1.7

29 By-Laws 2. Other Committees; Subcommittees. The Board of Directors may authorize the establishment of such other committees as it shall deem advisable from time to time and may delegate to such committees such powers and authority as it shall deem appropriate and as shall be permitted by applicable laws and regulations. The Board shall appoint the members of any such other committee or shall determine the manner in which such members shall be appointed. Unless otherwise stated in its charter, each committee shall have the authority to form and to delegate its powers and authority to subcommittees of one or more committee members to the extent permitted by applicable laws and regulations. 1.8 3.2. of Directors of Directors thereto of Directors of Directors 4.3. of Directors chairman chairman

30 herein the body. member personally, or in writing addressed to the address of the director appearing on the books of the Corporation, or consents the 1. (1) or be uncertificated (2) Certificates of of the Corporation shall Chairman of Board, the Chief Executive Officer Chairman a facsimile. Where any such stock certificate is signed manually by a transfer agent or a registrar, the signatures of the officers may be facsimiles (3) All shall be entered of Directors

31 2. of Directors Transfer Agents Registrars Transfer Agents and Registrars 3. He or she of Directors 1. of of the Corporation Section 1, law

32 (1) at time is or shall have been , or shall have served , and his heirs, executors and administrators in accordance with and full permitted as in effect at the time of such indemnification. The foregoing right of indemnification shall constitute a contract between the Corporation and each of its directors and officers and shall not be deemed exclusive of other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of shareholders or directors, or otherwise. of Directors (2) The first (1st) paragraph of this Article VII, Section 2 provides indemnification only to persons who at any time are or shall have been (1) directors or officers of the Corporation or (2) directors or officers of the Corporation who are serving or shall have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person as described in (1) or (2) being a “Covered Person”). (3) In connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or other,

33 including without limitation an action by or in the right of the Corporation, in which a Covered Person was or is involved (as a party, a witness, by being threatened to be made a party, or otherwise) (each a “Proceeding”) ”) upon an or otherwise (4) the fifth (5th) paragraph of this , of Directors of the Corporation

34 (5) claimant claimant claimant its of Directors, independent legal counsel its Board of Directors, independent legal counsel claimant (6) 1 2 If a claimant

35 (7) claimant claimant (8) 1 2 By- Laws 3. By-Laws Pennsylvania Consolidated

36 Statutes The Board of Directors or the Executive Committee may from time to time adopt resolutions authorizing certain persons and entities to exercise authority on behalf of this Corporation in time of emergency, and in the time of emergency any such resolutions will be applicable, notwithstanding any provisions as to the contrary contained in these By-Laws. Article X. CHARITABLE CONTRIBUTIONS The Board of Directors may authorize contributions to community funds, or to charitable, philanthropic, or benevolent instrumentalities conducive to public welfare in such sums as the Board of Directors may deem expedient and in the interest of the Corporation. Article XI.

37 (1) (2) (3) 15 Pa.C.S. ); (4) 15 Pa.C.S.

38 ); (5) 15 Pa.C.S. ); (6) PaBCL articles incorporation bylaws By-Laws of Directors of Directors of Directors Article XIII. CONSTRUCTION Reference in these By-Laws to “written” or “in writing” includes electronic transmission.